EXHIBIT 10.15

[SEARS HOLDINGS LETTERHEAD]

ROBERT D. LUSE
Senior Vice President,
Human Resources

December 20, 2006

Mr. John C. Walden

[Address Omitted]

Dear John,

We are pleased to extend to you our offer to join Sears Holdings Corporation as EVP, Chief Customer Officer, reporting to Edward S. Lampert, Chairman of the Board of Directors. In this position, your direct reports will be: EVP, Home Services; SVP, Direct Commerce; SVP, New Services; and SVP, Customer. We expect that you will work very closely with the hardlines merchants, particularly until such time as a Chief Merchant of Sears Holdings may be hired at which time we would expect close collaboration between you and the Chief Merchant. Additional responsibilities will be evaluated and discussed between you and the Chairman in the future. You will also become a member of the Office of the Chairman. Your start date is to be January 29, 2007. Our 2007 Fiscal year begins February 4, 2007.

The key elements of your compensation package are as follows:

•	Annual base salary of $750,000. Your base salary will be reviewed on the one year anniversary of your hire date.

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Annual target incentive opportunity of 90% of your base salary, or $675,000. The annual incentive for each plan year will be payable by April 15 of the following year, provided that you are actively employed at the payment date.

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Participation in the Sears Holdings Corporation 2007 Executive Long Term Incentive Program (LTIP), subject to the approval of the Compensation Committee, with a performance period that includes the 2007 through 2009 fiscal years. Your 2007 LTIP target award is $1,200,000 and will be linked to 100% Sears Holdings EBITDA. The actual amount of the award you receive will depend on the cumulative EBITDA over the 2007-2009 performance period. The award becomes payable in 2010. The award is subject to the provisions of the program. The Sears Holdings LTIP program anticipates annual grants similar to the 2007 LTIP. For example, a 2008 LTIP grant would provide a similar grant amount, with a performance period covering the 2008 through 2010 fiscal years.

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You will receive two grants of restricted stock valued in total at $6,000,000 under the Sears Holdings 2006 Stock Plan, with each respective grant valued at $3,000,000. The number of restricted shares granted will be determined using the market closing price of Sears Holdings shares on the grant date. The grant date will be the first business day of the month following the date upon which we receive both your executed Executive Agreements (see below) and the approval of the Compensation Committee of Sears Holdings Board of Directors, or your date of hire if later. Each of the two restricted stock grants will be subject to different vesting schedules. One of the $3 million grants will vest in equal installments (based upon the number of shares granted) on each of the first three anniversaries of the grant date. Vesting is conditioned upon your continued active employment with the company, subject to the exception noted in the paragraph below.

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You are asked to sign an Executive Severance / Non-Compete Agreement and an Executive Non-Disclosure and Non-Solicitation of Employees Agreement. If you are involuntarily terminated from Sears for any reason other than cause, death, total and permanent disability, resignation, or retirement after age of 65, you will receive one (1) year of pay continuation, equal to your base salary and target annual incentive at the time of termination, subject to mitigation. In consideration for these severance terms, you agree not to disclose confidential information and not to solicit employees. You would also agree not to aid, assist or render services for any ‘Competitor’ (as defined in the agreement) for one (1)

year following termination of employment. The restricted stock grant referenced above is conditioned upon your signing of these documents which are included with this letter. In addition, vesting service will be recognized during the one year salary continuation period with respect to the $3 million restricted stock grant which vests in equal installments on the first three anniversaries of the grant date.

•	You will receive a one time sign-on bonus of $150,000 payable within 30 days after your start date.

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You will be eligible for relocation assistance in accordance with the Sears Holdings standard relocation policy. To receive relocation assistance, you must sign a Relocation Repayment Agreement. The Sears Holdings Relocation Policy is also attached with this offer letter.

•	You are eligible for 4 weeks paid vacation. Added to this, you will qualify for six paid National Holidays each year. You are also eligible for four Flexible Days during the year.

•	You will be eligible to participate in all retirement and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms of those programs.

•	This offer is contingent upon satisfactory completion of a background reference check, employment authorization verification and pre-employment drug test.

John, we are looking forward to you joining Sears Holdings. We are excited about the important contributions you will make to the company. I look forward to your acceptance of our offer. If you need additional information or clarification, please call.

This offer will expire if not accepted within on week from the date of this letter. To accept, please sign below and return this letter along with the signed executive agreements.

Sincerely,

/s/ Robert D. Luse
Robert D. Luse
SVP, Human Resources

Accepted:

/s/ John C. Walden
John C. Walden	Date 12/27/06